UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 10, 2004

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive, McLean, VA 22102

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

As of November 10, 2004, BearingPoint, Inc. (the “Company”) entered into a Severance and Consulting Agreement and Release of Claims (the “Severance and Consulting Agreement”) with Randolph C. Blazer regarding his ceasing to serve as President and Chief Executive Officer and as Chairman of the Board of Directors and director of the Company and its subsidiaries and affiliates.

Pursuant to the Severance and Consulting Agreement, Mr. Blazer will receive (collectively, the “Payments”) (a) amounts equal to that portion of the salary he otherwise would have received through December 31, 2004 (such amounts to be paid no later than the appropriate dates on which such portions of his salary would normally be paid) and (b) (i) $1,500,000 in cash to be delivered no earlier than January 1, 2005 and no later than January 5, 2005 (the “January 2005 Payment”), and (ii) $1,000,000 to be paid in twenty-four equal monthly installments with the first installment commencing on January 31, 2005 unless he becomes employed by a new employer on a full-time basis, at which point, the balance of the unpaid portion of the additional $1,000,000 will be paid in a lump sum within thirty (30) days of receipt of written notice of such event from Mr. Blazer. Until the earlier of the second anniversary date of his resignation or the date on which he becomes employed by a new employer, the Company will, at its expense, provide to Mr. Blazer medical, dental, life insurance, disability, accidental death and dismemberment benefits and other welfare benefits (“Insurance Benefits”) at the level provided to him immediately prior to his resignation. If, however, Mr. Blazer is employed by a new employer which maintains Insurance Benefits that either do not cover him with respect to a pre-existing condition which was covered under the Company’s Insurance Benefits or do not cover him for a designated waiting period, Mr. Blazer’s coverage under the Company’s Insurance Benefits will continue until the earlier of the end of the applicable period of noncoverage under the new employer’s Insurance Benefits or the second anniversary date of his resignation.

So long as Mr. Blazer continues to receive his Payments (the “Consulting Period”), he will serve as a consultant to the Company; provided, however, in no event will Mr. Blazer be required to perform more than an aggregate of 500 hours in services as a consultant to the Company during each year of the term of the Severance and Consulting Agreement. Mr. Blazer will also repay in full no later than the same time as the Company makes its January 2005 Payment to Mr. Blazer all principal and interest outstanding under the certain loan previously made to him in connection with a restricted stock grant. In addition, the Company and Mr. Blazer have agreed to a mutual release of any and all claims.

Mr. Blazer’s receipt of the cash payments and the insurance coverage is conditioned on his performance of certain covenants and agreements contained in the Severance and Consulting Agreement, including non-competition, non-solicitation, confidentiality and cooperation. The non-competition and non-solicitation periods begin on the date of Mr. Blazer’s resignation and end on the first anniversary date upon which his Consulting Period ends. In addition, Mr. Blazer will retain his rights to indemnification under the Company’s Certificate of Incorporation and Bylaws. Mr. Blazer has agreed to refund all amounts he receives under the Severance and Consulting Agreement if he contends in any adversarial proceeding that the Severance and Consulting Agreement is invalid or unenforceable.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Termination of Principal Officer and Director

Effective as of November 10, 2004, Randolph C. Blazer resigned from his positions as director, Chief Executive Officer, President and Chairman of the Company.

(c) Appointment of Principal Officer

Effective as of November 10, 2004, Roderick C. McGeary agreed to serve as Chief Executive Officer of the Company. He will also serve as Chairman of the Board.

Mr. McGeary, age 53, has been a member of the Company’s Board of Directors since August 1999, and he currently serves on the Executive Committee. Mr. McGeary is a private investor. Mr. McGeary was the Chief Executive Officer of Brience, Inc., a wireless and broadband company, from April 2000 to July 2002. From August 1999 until April 2000, Mr. McGeary served as Co-Chief Executive Officer and Co-President of the Company. In April 2000, Mr. McGeary resigned as Co-Chief Executive Officer and Co-President of the Company and served as a Managing Director of KPMG Consulting, LLC, a wholly owned subsidiary of the Company subsequently renamed BearingPoint, LLC, through June 30, 2000. From January 1997 to August 1999, Mr. McGeary served as Co-Vice Chairman of consulting for KPMG LLP. From 1994 through 1996, he headed the West Coast consulting business for KPMG LLP. Mr. McGeary currently serves as a director of BroadVision, Inc., a global provider of personalized self-service web applications, Cisco Systems, Inc., a worldwide leader in networking for the Internet, and GoRemote, Inc., a provider of Internet-based mobile office communications. Mr. McGeary is a Certified Public Accountant and received his Bachelor of Science degree from Lehigh University.

In related actions, the Board appointed current director Betsy J. Bernard to the Board’s Executive Committee to fill the vacancy created by Mr. Blazer’s departure, and appointed current director J. Terry Strange to the Board’s Compensation Committee. Because of his selection as the Company’s Chief Executive Officer, Mr. McGeary is stepping down as the Board’s Presiding Director, and the non-management directors have named current director Douglas C. Allred as Presiding Director. In addition, the Board dissolved the Special Transactions Committee.

At this time, the terms of Mr. McGeary’s employment arrangement with the Company have not been determined. The Company will file an amendment to this Form 8-K when such arrangement has been determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BearingPoint, Inc.

Dated: November 17, 2004	By:	/s/ David W. Black
David W. Black
Executive Vice President, General Counsel and Secretary